Exhibit 99.1

Forge Nano, Inc. and Subsidiary

Unaudited Condensed Consolidated Financial Statements

September 30, 2026 and December 31, 2025

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2026 and December 31, 2025		3
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2026 and 2025		4
Unaudited Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2026 and 2025		5
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2026 and 2025		6
Notes to Unaudited Condensed Consolidated Financial Statements		7
1.	Nature of Business	7
2.	Significant Accounting Policies	7
3.	Inventory	10
4.	Property and Equipment	10
5.	Commitments and Contingencies	10
6.	Acquired Intangible Assets and Goodwill	11
7.	Leases	12
8.	Accrued and Other Current Liabilities	13
9.	Capital Stock	13
10.	Stock-Based Compensation	14
11.	Revenue Recognition	16
12.	Debt	17
13.	Related Party Notes Receivable	17
14.	Derivative Financial Instruments	18
15.	Fair Value Measurements	19
16.	Fair Value of Financial Instruments	21
17.	Income Taxes	21
18.	Earnings (Loss) Per Common Share	22
19.	Segment Reporting	23
20.	Subsequent Events	25

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

As of September 30, 2026 and December 31, 2025

(All amounts in thousands, except share, per share and par values)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current Assets
Cash and cash equivalents	$15,723	$9,061
Restricted cash and cash equivalents	1,033	313
Accounts receivable - net of allowance for credit losses of $37 and $40 as of September 30, 2026 and December 31, 2025, respectively	1,837	1,963
Contract assets - unbilled accounts receivable	6,925	6,586
Inventory	6,691	3,665
Notes receivable	1,000	—
Prepaid expenses and other current assets	2,647	1,607
Total current assets	35,856	23,195
Property and equipment - net	13,673	14,652
Goodwill	3,124	3,124
Intangible assets - net	1,436	1,589
Restricted cash and cash equivalents	56	55
Right-of-use operating lease assets	64,486	65,087
Deposits	12,982	2,922
Total other assets	95,757	87,429
Total Assets	$131,613	$110,624

Liabilities, Mezzanine Equity, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$4,300	$4,332
Current portion of operating lease liabilities	1,781	1,287
Contract liabilities - deferred revenue	3,579	3,126
Provision for loss on contract	151	504
Accrued and other current liabilities	6,211	3,027
Due to Sundew Technologies, LLC - current	—	1,811
Current portion of debt – net of discount	10,488	10,366
Total Current Liabilities	26,510	24,453
Operating lease liabilities	64,372	63,163
Due to Sundew Technologies, LLC	2,769	—
Warrant liabilities	14,917	5,624
Total Liabilities	108,568	93,240
Commitments and contingencies (Note 5)

Mezzanine Equity
Preferred stock - $0.0001 par value; 2,204,216 and 4,663,753 shares authorized and 2,190,939 and 1,925,348 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively.	—	—
Additional paid-in capital	185,265	136,538

Stockholders' Deficit
Common stock - $0.0001 par value; 4,850,000 and 4,850,000 shares authorized and 1,642,597 and 1,648,841 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively.	—	—
Additional paid-in capital	11,372	9,934
Accumulated deficit	(173,592)	(129,088)
Total Stockholders’ Deficit	(162,220)	(119,154)
Total Liabilities, Mezzanine Equity, and Stockholders’ Deficit	$131,613	$110,624

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2026 and 2025

(All amounts in thousands, except share and per share values)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Sales
Tool manufacturing & related services	$1,044	$944	$4,180	$3,107
Coating services	358	296	972	1,067
Battery manufacturing	564	765	915	1,153
Total Net Sales	1,966	2,005	6,067	5,327
Cost of Sales
Tool manufacturing & related services	2,294	1,255	6,688	3,699
Coating services	1,255	957	3,921	2,838
Battery manufacturing	355	879	494	1,040
Total Cost of Sales	3,904	3,091	11,103	7,577
Gross Loss	(1,938)	(1,086)	(5,036)	(2,250)
Operating Expenses
General and administrative	11,028	12,438	31,582	30,409
Total Operating Expenses	11,028	12,438	31,582	30,409
Operating Loss	(12,966)	(13,524)	(36,618)	(32,659)
Nonoperating Income (Expense)
Interest income	181	198	401	548
Grant income	896	2,735	2,715	6,153
Other income	138	695	208	703
Interest expense, change in fair value, and amortization of debt discount	(194)	(1,973)	(11,182)	(8,385)
Other income (expense)	(9)	122	(28)	(29)
Total Nonoperating Income (Expense)	1,012	1,777	(7,886)	(1,010)
Net Loss	$(11,954)	$(11,747)	$(44,504)	$(33,669)

Net Loss Per Share, Basic and Diluted	$(7.03)	$(7.60)	$(27.85)	$(21.81)
Weighted-Average Shares Outstanding, Basic and Diluted	1,701,536	1,546,401	1,597,987	1,543,975

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

For the Three and Nine Months Ended September 30, 2026 and 2025

(All amounts in thousands, except share and par values)

(Unaudited)

	Nine months ended September 30, 2026
			Additional			Additional
			Paid-In			Paid-In	Accumulated
	Preferred Stock		Capital	Common Stock		Capital	Deficit	Total
	Shares	Amount		Shares	Amount
Balance - January 1, 2026	1,925,348	$—	$136,538	1,648,841	$—	$9,934	$(129,088)	$(119,154)
Stock-based compensation expense	—	—	—	—	—	391	—	391
Issuance of common stock - board of directors compensation	—	—	—	2,388	—	19	—	19
Issuance of Series D preferred stock	90,325	—	15,800	—	—	—	—	—
RSA Redemption	—	—	—	(14,851)	—	—	—	—
Series D preferred stock issuance costs	—	—	(561)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(11,676)	(11,676)
Balance - March 31, 2026	2,015,673	$—	$151,777	1,636,378	$—	$10,344	$(140,764)	$(130,420)
Stock-based compensation expense	—	—	—	—	—	447	—	447
Issuance of common stock - board of directors compensation	—	—	—	—	—	24	—	24
Issuance of Series D preferred stock	175,266	—	34,540	—	—	—	—	—
Series D preferred stock issuance costs	—	—	(1,052)	—	—	—	—	—
Issuance of common stock for exercise of stock options	—	—	—	540	—	5	—	5
Net loss	—	—	—	—	—	—	(20,874)	(20,874)
Balance - June 30, 2026	2,190,939	$—	$185,265	1,636,918	$—	$10,820	$(161,638)	$(150,818)
Stock-based compensation expense	—	—	—	—	—	424	—	424
Issuance of common stock - board of directors compensation	—	—	—	—	—	34	—	34
Issuance of common stock for exercise of stock options	—	—	—	5,679	—	94	—	94
Net loss	—	—	—	—	—	—	(11,954)	(11,954)
Balance - September 30, 2026	2,190,939	$—	$185,265	1,642,597	$—	$11,372	$(173,592)	$(162,220)

	Nine months ended September 30, 2025
			Additional			Additional
			Paid-In			Paid-In	Accumulated
	Preferred Stock		Capital	Common Stock		Capital	Deficit	Total
	Shares	Amount		Shares	Amount
Balance - January 1, 2025	1,676,528	$—	$88,347	1,643,081	$—	$8,508	$(85,914)	$(77,406)
Stock-based compensation expense	—	—	—	—	—	165	—	165
Issuance of common stock - board of directors compensation	—	—	—	5,300	—	74	—	74
Issuance of Series D preferred stock	172,187	—	33,933	—	—	—	—	—
Issuance of Series D preferred stock resulting from debt conversion	19,814	—	3,905	—	—	—	—	—
Series D preferred stock issuance costs	—	—	(88)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(13,983)	(13,983)
Balance - March 31, 2025	1,868,529	$—	$126,097	1,648,381	$—	$8,747	$(99,897)	$(91,150)
Stock-based compensation expense	—	—	—	—	—	245	—	245
Issuance of Series D preferred stock	24,370	—	4,803	—	—	—	—	—
Issuance of Series D preferred stock resulting from debt conversion	254	—	50	—	—	—	—	—
Series D preferred stock issuance costs	—	—	(578)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(7,939)	(7,939)
Balance - June 30, 2025	1,893,153	$—	$130,372	1,648,381	$—	$8,992	$(107,836)	$(98,844)
Stock-based compensation expense	—	—	—	—	—	355	—	355
Issuance of common stock for exercise of stock options	—	—	—	360	—	2	—	2
Net loss	—	—	—	—	—	—	(11,747)	(11,747)
Balance - September 30, 2025	1,893,153	$—	$130,372	1,648,741	$—	$9,349	$(119,583)	$(110,234)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September, 2026 and 2025

(All amounts in thousands)

(Unaudited)

	Nine months ended September 30
	2026	2025
Cash Flows from Operating Activities
Net loss	$(44,504)	$(33,669)
Adjustments to reconcile net loss to net cash, cash equivalents, and restricted cash used in operating activities:
Depreciation	2,096	2,101
(Gain) Loss on reversal of provision for loss on contract	(353)	15
Amortization of debt and convertible debt discount	122	2,336
Loss on extinguishment of debt	—	3,891
Change in fair value of warrant liabilities	9,293	(711)
Change in fair value of contingent consideration for Sundew ALD acquisition	958	765
Amortization of right-of-use operating lease asset	2,275	1,410
Amortization of intangible assets	153	152
Stock-based compensation	1,262	765
Board of directors’ stock-based compensation	77	74
Changes in operating assets and liabilities (used in) provided by cash, cash equivalents, and restricted cash:
Accounts receivable	126	627
Contract assets - unbilled accounts receivable	(339)	(2,021)
Inventory	(3,026)	(938)
Prepaid expenses and other current assets	(1,040)	(401)
Deposits	(60)	(838)
Accounts payable	(32)	(2,239)
Contract liabilities - deferred revenue	453	(250)
Accrued and other current liabilities	3,184	(543)
Operating lease liabilities	29	2,826
Net cash, cash equivalents, and restricted cash used in operating activities	(29,326)	(26,648)
Cash Flows from Investing Activities
Purchase of property and equipment	(1,117)	(363)
Deposits for property and equipment	(10,000)	—
Issuance of notes receivable	(1,000)	—
Net cash, cash equivalents, and restricted cash used in investing activities	(12,117)	(363)
Cash Flows from Financing Activities
Series D funding issuance costs	(1,613)	(666)
Proceeds from issuance of Series D preferred stock	50,340	33,578
Proceeds from issuance of Series D convertible note	—	1,150
Proceeds from options exercised	99	2
Contingent consideration payment for Sundew ALD acquisition	—	(350)
Net cash, cash equivalents, and restricted cash provided by financing activities	48,826	33,714
Net Increase in Cash, Cash Equivalents, and Restricted Cash	7,383	6,703
Cash, Cash Equivalents, and Restricted Cash - Beginning of the period	9,429	12,238
Cash, Cash Equivalents, and Restricted Cash - End of the period	$16,812	$18,941

Supplemental Disclosure of Noncash Operating, Investing and Financing Transactions
Non-cash portion of warrant exercise	$—	$104
Lease liabilities arising from obtaining right-of-use assets	$1,674	$59,079
Non-cash portion of conversion of convertible debt to Series D preferred stock	$—	$2,755
Fair value of Series D preferred stock in exchange for warrant exercise	$—	$3,158
Fair value of Series D preferred stock in exchange for debt forgiveness	$—	$2,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

1.Nature of Business

Forge Nano, Inc. and Subsidiary (the “Company”) was formed on September 1, 2011 under the name PneumatiCoat Technologies LLC. In 2017, the Company changed its name to Forge Nano, Inc. The Company offers commercially viable surface engineering and precision nano-coating technology for a wide range of materials, applications, and industries.

This engineering process, formally known as atomic layer deposition (ALD), has been employed in the semi conductor space for more than a decade to enhance materials used to manufacture better-performing products. The technology developed by the Company allows the application to surfaces and powders, as well as to the wafers used by the semiconductor industry, in a fast and consistent process at a commercial scale.

Applying ALD to the components required for lithium-ion battery manufacturing produces substantial performance and safety improvements. The Company has focused on this industry for the past decade and has validated independently the performance benefits of batteries produced with ALD-coated components. The Company anticipates becoming a world leader in the provision of ALD equipment and corresponding services for this sector as electrification of economies advances.

2.Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for interim financial information in accordance with the Securities and Exchange Commission (“SEC”), instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the years ended December 31, 2025 and 2024, included in the Company’s Registration Statement on Form S-4 (File No. 333-295563), as amended, initially filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2026 and declared effective on September 22, 2026.

The information presented in the accompanying unaudited condensed consolidated balance sheet as of December 31, 2025 has been derived from the Company’s 2025 audited consolidated financial statements.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Management periodically evaluates estimates used in the preparation of the unaudited condensed consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to estimates are made prospectively based upon such periodic evaluations. It is reasonably possible that changes may occur in the near term that would affect managements’ estimates with respect to revenue recognition, estimates of cost to complete contracts, allowance for credit losses, share-based payments, accrued expenses, inventory, deferred taxes, property and equipment and valuation of assets acquired in business combinations.

Reclassification of Previously Issued Presentation

Certain amounts from previously issued financial statements have been reclassified to ensure consistency with the current year’s presentation. These reclassifications did not affect the reported results of operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Going Concern

During the three months ended September 30, 2026 and 2025, the Company incurred net losses in the amount of $11,954 and $11,747, respectively. During the nine months ended September 30, 2026 and 2025, the Company incurred net losses in the amount of $44,504 and $33,669, respectively, and generated negative cash flows from operations in the amounts of $29,326 and $26,648, respectively. Additionally, as of September 30, 2026, the Company had an accumulated deficit in the amount of $173,592 and cash and cash equivalents of $15,723. The Company’s cash position was primarily the result of proceeds received from the final closing of its Series D convertible preferred stock financing.

Subsequent to September 30, 2026, the Company completed its Business Combination (defined below) on October 22, 2026 and received the proceeds from the private investment in public equity (the “PIPE”) financing in October 2026 (see “Forge Nano de-SPAC” below and Note 20. Subsequent Events). Management believes that these proceeds are adequate to fund the Company’s operations and planned capital expenditures for the twelve months following the issuance of these unaudited condensed consolidated financial statements. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

In evaluating the Company’s ability to continue as a going concern, management prepared a cash flow forecast for the period from October 1, 2026 through September 30, 2027 based on the Company’s current operating plan, revenue outlook, historical spending patterns and planned capital expenditures. The forecast incorporates the PIPE proceeds and assumes no additional equity or project financing, a reduced pace of capital deployment for the Morrisville facility until additional financing is obtained, continued funding under the Department of Energy’s Bipartisan Infrastructure Law grant program, and limited additional investment in the Company and in HzO, Inc. (see Note 20) during the forecast period. Based on the forecast, the Company’s cash balance is expected to remain positive throughout the forecast period.

Forge Nano de-SPAC

On April 20, 2026, the Company entered into an Agreement and Plan of Merger with Archimedes Tech SPAC Partners II Co.(“ATII”), ATII Holdings Inc. (“Pubco”) and certain merger subsidiaries. ATII’s shareholders approved the business combination on October 16, 2026, and it was completed on October 22, 2026 (the “Business Combination”). Pubco was renamed Forge Nano Holdings, Inc., and its common stock and warrants began trading on Nasdaq on October 22, 2026.

In connection with the Business Combination, Pubco entered into PIPE subscription agreements for gross proceeds of $123,000, consisting of $100,000 from an initial investor and $23,000 from other investors. The securities received by the initial investor are comprised of 2,968,825 shares of common stock at $10.00 per share, pre-funded warrants to purchase 7,031,175 shares at an exercise price of $0.0001 per share, at $10.00 per pre-funded warrant, and warrants to purchase 15,000,000 shares at an initial exercise price of $10.00 per share. The other investors purchased an aggregate of 2,300,000 shares at $10.00 per share.

In connection with the closing, holders of 22,219,068 ATII public shares exercised their right to redeem their shares for approximately $10.73 per share, or approximately $238,400 in the aggregate, leaving approximately $8,400 in ATII’s trust account immediately prior to the closing. As the Business Combination closed after September 30, 2026, it is not reflected in the accompanying unaudited condensed consolidated balance sheet.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and all of its wholly owned and majority- owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Restricted Cash

As of the balance sheet date and periodically throughout the year, the Company maintained balances with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC). The total amount of bank deposits (checking and savings accounts) that was insured by the FDIC at year end was $250 at each institution.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Restricted cash consists of cash balances that are restricted as to withdrawal or usage and includes cash to collateralize a bank line of credit related primarily to customer deposits for new projects. The Company has two restricted cash accounts with a combined balance of $1,089 and $368 as of September 30, 2026 and December 31, 2025, respectively. Cash, cash equivalents, and restricted cash as of September 30, 2026 and December 31, 2025 were as follows:

	September 30,	December 31,
	2026	2025
Cash and cash equivalents	$15,723	$9,061
Restricted cash	1,089	368
Total	$16,812	$9,429

Accounts Receivable

Accounts receivable are stated at net invoice amounts. An allowance for credit losses is established for amounts expected to be uncollectible over the contractual life of the receivables. The Company collectively evaluates accounts receivable to determine the allowance for credit losses based on its historical bad debt expense and benchmarking of the allowances of comparable public companies.

Four customers accounted for 84 percent and three customers accounted for 65 percent of net accounts receivable as of September 30, 2026 and December 31, 2025, respectively.

Revenue Concentration

Of the total net revenue, three customers accounted for 33%, and two customer accounted for 35% for the three months ended September 30, 2026 and  2025, respectively. Of the total net revenue, one customer accounted for 23%, and one customer accounted for 18% for the nine months ended September 30, 2026 and  2025, respectively.

Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements”, to clarify or improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB ASC with the SEC’s regulations. The amendments in ASU 2023-06 will become effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC, and will no longer be effective if the SEC has not removed the applicable disclosure requirement by September 30, 2027. Early adoption is prohibited. The Company is currently evaluating the impact of ASU 2023-06 on its interim unaudited condensed consolidated financial statements. Adoption is not expected to have a material impact on the Company’s interim unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to expand the disclosure requirements for certain costs and expenses. In January 2025, FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03 as periods beginning after December 15, 2026 for annual reporting, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 and ASU 2025-01 on its interim unaudited condensed consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow Scope Improvements”. The amendments clarify the applicability of the interim reporting guidance in Topic 270, improve the navigability of the interim reporting requirements, and provide a more comprehensive framework for interim disclosures, including a principle that entities disclose events and changes since the last annual reporting period that have a material effect on the entity. ASU 2025-11 is effective for public business entities for interim reporting periods within annual reporting periods beginning after December 15, 2027, and for all other entities for interim reporting periods within annual reporting periods beginning after December 15, 2028. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-11 on its interim unaudited condensed consolidated financial statements and related disclosures.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The Company does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.Inventory

Inventory consists of the following as of September 30, 2026 and December 31, 2025:

	September 30,	December 31,
	2026	2025
Raw materials	$4,079	$2,478
Work in progress	2,388	1,187
Finished goods	224	—
Total	$6,691	$3,665

Inventory increased by $3,026 from $3,665 as of December 31, 2025 to $6,691 as of September 30, 2026. This increase was primarily driven by the procurement of long-lead raw materials and an accumulation of work-in-process inventory to support projected tool manufacturing schedules and commercial distribution commitments.

4.Property and Equipment

Property and equipment as of September 30, 2026 and December 31, 2025 are summarized as follows:

	September 30,	December 31,
	2026	2025
Property and equipment	24,439	23,322
Less: accumulated depreciation	(10,766)	(8,670)
Net property and equipment	$13,673	$14,652

During the nine months ended September 30, 2026, the Company purchased property and equipment of $1,117, consisting primarily of additions to machinery and equipment of $1,420, leasehold improvements of $213 and computer equipment and software of $9, partially offset by a net decrease in construction in progress of $525.

Depreciation and amortization expense for the three months ended September 30, 2026 and 2025 was $691 and $705, respectively, of which $547 and $511 was recorded into cost of sales within the Company’s unaudited condensed consolidated statements of operations.

Depreciation and amortization expense for the nine months ended September 30, 2026 and 2025 was $2,096 and $2,101, respectively, of which $1,615 and $1,535 was recorded into cost of sales within the Company’s unaudited condensed consolidated statements of operations.

5.Commitments and Contingencies

On August 9, 2023, the Company completed the acquisition of Sundew ALD assets from Sundew Technologies, LLC for consideration composed of three cash payments comprised of $350 at the time of close, $350 cash payment on the second anniversary, August 2024, and the remaining $350 future cash payment due upon the last anniversary, August 2025. The consideration also included contingent cash consideration to be paid to the sellers based on percentages ranging from 2 to 5 percent of net sales through 2032. The Company estimated the fair value of the contingent consideration using a Monte Carlo simulation model, resulting in an initial liability of $311 recognized as part of the purchase consideration at the acquisition date. As of September 30, 2026, the fair value of the contingent consideration was remeasured to $2,769 due to a new projection for tool sales related to the Intellectual Property (IP), which was revised sharply upward. As of December 31, 2025, the fair value of the contingent consideration was remeasured to $1,811. The acquisition was completed to enable the Company to repurpose several patents and product designs for its own line of semiconductor coating equipment.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

6.Acquired Intangible Assets and Goodwill

Intangible assets of the Company as of September 30, 2026 and December 31, 2025 are summarized as follows:

	September 30, 2026			December 31, 2025
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Amortizable intangible assets - acquired patents	$3,212	$(1,776)	$1,436	$3,212	$(1,623)	$1,589
	$3,212	$(1,776)	$1,436	$3,212	$(1,623)	$1,589

The acquired patents are being amortized over an estimated life of 15 years. Amortization expense for intangible assets totaled $51 and $50 for the three months ended September 30, 2026 and 2025, respectively, and $153 and $152 for the nine months ended September 30, 2026 and 2025, respectively. These amounts are included in general and administrative expenses within the Company’s unaudited condensed consolidated statements of operations.

Estimated amortization expense is as follows:

Years ending	Amount
Remainder of 2026	$50
2027	203
2028	194
2029	165
2030	165
Thereafter	659
Total	$1,436

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Reporting Unit

The Company evaluates goodwill for impairment at the reporting unit level in accordance with ASC 350-20. The Company has identified three reporting units, which correspond to its operating and reportable segments: Tool Manufacturing & Related Services, Coating Services, and Battery Manufacturing.

Each reporting unit represents a component of the business for which discrete financial information is available and regularly reviewed by management for purposes of assessing performance and allocating resources.

Allocation of Goodwill

Goodwill is allocated to reporting units expected to benefit from the synergies of the related business combinations. The Company has allocated goodwill based on the business combinations giving rise to the goodwill and the manner in which the acquired assets contribute to current operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The following table presents goodwill balances for each of our reportable segments as of September 30, 2026:

Reporting Unit	Goodwill
Tool Manufacturing & Related Services	$900
Coating Services	2,224
Battery Manufacturing	—
Total	$3,124

The goodwill associated with the ALD Nano Solutions acquisition is allocated to the Coating Services reporting unit, as the acquired reactor assets and related intellectual property are utilized in coating operations and generate revenue within this reporting unit.

The goodwill associated with the Sundew acquisition is allocated to the Tool Manufacturing & Related Services reporting unit, as the acquired intellectual property supports the Company’s equipment platform.

No goodwill is allocated to the Battery Manufacturing reporting unit.

The Company performs its annual goodwill impairment test during the fourth quarter of each fiscal year. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. The Company recognized no impairment to goodwill during the nine months ended September 30, 2026 and 2025.

7.Leases

On March 31, 2025, the Company entered into an operating lease for a manufacturing facility located at 401 Southport Drive, Morrisville, North Carolina (the “Morrisville Lease”). The leased facility initially consisted of approximately 100,000 square feet of base floor area and was to be modified to include approximately 37,297 square feet of mezzanine area, resulting in an aggregate leased area of approximately 137,297 square feet.

On May 8, 2026, the Company entered into the First Amendment to the Morrisville Lease, which modified the contractual fixed base rent payments through August 2026 while the Company and the landlord continued to finalize the design and layout of the planned expansion space. The amendment also retroactively adjusted the rent due for the period from October 2025 through May 2026, which had previously been accrued as rent payable on the Company’s balance sheet.

Upon execution of the amendment, the Company paid the outstanding rent payable related to the prior periods, net of the discount provided under the amendment. Pursuant to the terms of the amendment, the discount is expected to be applied against the future rent abatement associated with the expansion space and may be required to be repaid to the landlord to the extent the discount exceeds the available expansion space rent abatement. As the ultimate amount of the discount that will be retained by the Company will not be determined until the expansion space arrangement is finalized, the Company has continued to recognize the discounted portion of $1,743 as a liability on its balance sheet.

The Company accounted for the amendment as a modification of the existing operating lease under ASC 842 and remeasured the operating lease liability using the revised contractual lease payments. The discount rate used in the remeasurement was 9.76%. The resulting remeasurement adjustment was recorded as a corresponding adjustment to the operating lease right-of-use asset.

The Company is obligated under operating leases only for building and office rentals. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases are included in cost of sales and general and administrative expenses within the Company’s unaudited condensed consolidated statements of operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Expenses recognized under these leases for the three and nine months ended September 30, 2026 and 2025 consist of the following:

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Lease cost - Operating lease cost	$2,410	$2,297	$7,189	$4,775

Other information:
Cash paid for amounts included in the measurement of lease liabilities - Operating cash flows from operating leases	$1,464	$183	$4,861	$540
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$—	$1,674	$59,079

8.Accrued and Other Current Liabilities

The following is the detail of accrued and other current liabilities as of September 30, 2026 and December 31, 2025:

	September 30,	December 31,
	2026	2025
Other accrued liabilities	$4,042	$1,216
Payroll liabilities	2,146	1,748
Warranty reserve liability	23	63
Total	$6,211	$3,027

Other accrued liabilities increased by $2,826 as of September 30, 2026, as compared to December 31, 2025, primarily due to the lease modification recovery liability of $1,743 recorded in connection with the May 2026 amendment to the Morrisville lease (see Note 7), and approximately $1,600 of accrued rent and other facility-related obligations for the Morrisville facility which invoices had not yet been received.

9.Capital Stock

As of September 30, 2026 and December 31, 2025, common stock consists of 4,850,000 and 4,850,000 authorized shares, respectively, of common stock and 2,204,216 and 4,663,753 authorized shares, respectively, of preferred stock, each with a par value of $0.0001. As of September 30, 2026 and December 31, 2025, 1,642,597 and 1,648,841 shares, respectively, of common stock and 2,190,939 and 1,925,348 shares, respectively, of preferred stock were issued and outstanding.

Mezzanine Equity

The Series A, Series B, Series C and Series D shares are recorded as mezzanine equity in accordance with ASC 480, Distinguishing Liabilities from Equity, as the shares are contingently redeemable upon the occurrence of events outside of the Company’s control.

Dividends

The holders of preferred stock shall be entitled to receive annual noncumulative dividends of 7 percent of the original issue price if and when declared by the board of directors. There were no dividends declared as of September 30, 2026 and December 31, 2025.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Capital stock is as follows:

	September 30, 2026		December 31, 2025
	Number of shares	APIC Amount	Number of shares	APIC Amount
Forge Nano, Inc. - Preferred stock:
Series A - $0.0001 par value (voting) - Authorized - 858,410 shares	858,410	$31,235	858,410	$31,235
Series B - $0.0001 par value (voting) - Authorized – 130,939 shares	130,939	7,070	130,939	7,070
Series C - $0.0001 par value (voting) - Authorized - 687,179 shares	687,179	50,042	687,179	50,042
Series D - $0.0001 par value (voting) - Authorized - 527,688 shares	514,411	96,918	248,820	48,191
Total	2,190,939	$185,265	1,925,348	$136,538

Conversion of Series D Convertible Note to Preferred Stock

In March 2025, the first close of the Series D capital raise was completed, which mandated the conversion of the Company’s $3,905  convertible note to preferred stock. The convertible note and related bifurcated derivative liability converted into 19,814 shares of Series D preferred stock with a par value of $0.0001 at a conversion price of $157.66 per share, representing a 20% discount to the Series D fair market value of $197.07. The conversion was accounted for as an extinguishment of the convertible debt liability and subsequently recorded as preferred stock under equity. The impact of the conversion of the convertible loan debt balance to Series D preferred stock was to reduce the outstanding convertible debt balance of $3,905 to $0.

Series D Preferred Stock

The Company initiated its Series D preferred stock financing in connection with the conversion of certain outstanding convertible notes, the exercise of warrants and an initial closing on March 31, 2025. In connection with the initial closing, the Company issued Series D preferred stock for aggregate proceeds of approximately $37,800.

Following the initial closing, the Company continued to raise additional capital through multiple subsequent closings. Total gross proceeds from the Series D financing were approximately: $48,200 cumulatively raised through December 31, 2025, and the Series D round closed on June 30, 2026 with a total $97,386 raised.

10.Stock-Based Compensation

As of September 30, 2026 and 2025, the Company has one share-based compensation plan the 2017 Equity Incentive Plan (the “Plan”),  which is stockholder approved and permits the grant of stock options to its employees for up to 551,686 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Those option awards generally vest over four years, with the first 25 percent vesting after 12 months of continuous service, and options granted have four-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock price and historical volatility of comparable public companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The compensation cost that has been charged against income for the plan was $424 and $355 for the three months ended September 30, 2026 and 2025, respectively, and $1,262 and $765 for the nine months ended September 30, 2026 and 2025, respectively. These amounts are included in general and administrative expenses within the Company’s unaudited condensed consolidated statements of operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

	September 30,	December 31,
	2026	2025
Average expected life (in years)	5.80	3.97
Risk-free interest rate	4.05%	3.74%
Expected dividend yield	—%	—%
Volatility	44.48%	39.06%
Estimated fair value of options granted	$39.68	$20.78

A summary of option activity under the Plan as of September 30, 2026 and December 31, 2025 is presented below:

			Weighted-
		Weighted-	average	Weighted
	Number of	average	Grant-date	Remaining	Aggregate
	Options	Exercise Price	Fair Value	Contractual	Intrinsic Value
Options		(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Outstanding at January 1, 2026	455,551	68.45		5.13	16,456
Granted	196,307	99.77	19.67
Exercised	(6,219)	15.99			421
Forfeited	(6,004)	67.49	32.21
Expired	(94,862)	86.81
Outstanding at September 30, 2026	544,773	77.15		5.34	15,139
Vested or expected to vest at September 30, 2026	544,773	77.15		5.34	15,139
Exercisable at September 30, 2026	356,677	80.57		3.81	12,626

As of September 30, 2026 and December 31, 2025, there was $5,018 and $2,676 respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.43 years and 2.54 years as of September 30, 2026 and December 31, 2025, respectively.

A summary of unvested shares under the Plan for as of September 30, 2026 and December 31, 2025 is presented below:

			Weighted-
		Weighted-	average	Weighted
	Number of	average	Grant-date	Remaining	Aggregate
	Options	Exercise Price	Fair Value	Contractual	Intrinsic Value
Unvested Options		(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Unvested at January 1, 2026	132,228	51.87	22.97
Granted	196,307	99.77	19.67
Vested	(134,435)	94.83	9.08	2.72	1,601
Forfeited	(6,004)	67.49	32.21
Unvested at September 30, 2026	188,096	70.66	29.54

Restricted Stock

During the year ended December 31, 2025, the Company granted an additional 5,300 restricted shares. A total of 7,505 shares were vested during the year ended, December 31, 2025, with a weighted-average grant-date fair value of $33.71 per share, and 0 shares were forfeited. As of December 31, 2025, 5,526 restricted shares remained outstanding, with a weighted-average grant-date fair value of $31.23 per share. A total of 3,979 shares were vested during the nine months ended, September 30, 2026, with a weighted-average grant-date fair value of $32.03 per share, and 0 shares were forfeited. As of September 30, 2026, 1,547 restricted shares remained outstanding, with a weighted-average grant-date fair value of $29.18 per share. As of September 30, 2026 and December 31, 2025, the Company had $35 and $112 of unrecognized compensation expense related to unvested restricted stock awards.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

In January 2026, certain holders of vested restricted stock awards satisfied outstanding promissory notes and related accrued interest through a net share settlement arrangement. The Company withheld 14,851 shares to satisfy the outstanding note principal and accrued interest and issued 144,636 net shares to the holders. The settlement did not result in incremental compensation cost.

Non plan Stock Options

On August 8, 2022, the Company issued 82,512 common stock options to Ascent Funds International Management as compensation in exchange for consulting services related to the preparation for a potential initial public offering. The options fully vested six weeks after the grant date with an exercise price of $96.95 based on a fixed pre-money valuation of $300,000 and 3,094,378 fully diluted shares at grant date. The options were amended to expire on December 31, 2028 with an option to expire December 31, 2029 with an increase in strike price to $121.19, and may be fully or partially exercised so long as they are fully exercised prior to an initial public offering.

11.Revenue Recognition

Contract Liabilities

The following table provides information on the changes in the balance of contract liabilities:

	September 30,	December 31,
	2026	2025
Balance - Beginning of period	$3,126	$3,012
Cash received	4,776	7,007
Less revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	(4,323)	(6,893)
Balance - End of period	$3,579	$3,126

Total contract liabilities increased by $453 during the nine months ended September 30, 2026. The increase was primarily due to increased sales deposits received during the year.

Contract Assets

The following table provides information on the changes in the balance of contract assets:

	September 30,	December 31,
	2026	2025
Balance - Beginning of period	$6,586	$3,660
Revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	4,457	10,706
Less contract assets reclassified to receivables	(4,118)	(7,780)
Balance - End of period	$6,925	$6,586

Total contract assets increased by $339 during the nine months ended September 30, 2026, primarily driven by unbilled revenue related to equipment orders for which revenue was recognized, but the equipment had not yet been shipped to customers.

The Company recognized (gain)/losses on trade receivables and contract assets of $(3) and $24 as of September 30, 2026 and December 31, 2025, respectively.

Performance Obligations

As of September 30, 2026 and December 31, 2025, the Company had remaining performance obligations primarily related to equipment orders. Revenue from these performance obligations is recognized as control of the equipment transfers to customers, which may occur over periods extending beyond twelve months depending on delivery schedules and customer acceptance.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

12.Debt

Debt as of September 30, 2026 and December 31, 2025 is as follows:

	September 30,	December 31,
	2026	2025
Senior secured term loan issued in May 2023 by OIC, LLC, including a weighted-average interest at 10 percent per annum at September 30, 2026 and December 31, 2025. The note is collateralized by the Company’s assets and intellectual property and is due in full on October 20, 2026	$10,488	$10,488
Less: unamortized debt issuance costs and discounts	—	(122)
Total debt, less unamortized debt issuance costs and discounts	$10,488	$10,366

Interest expense attributable to the debt for three months ended September 30, 2026 and 2025 was $282 and $1,230, respectively, and $931 and $3,733 for the nine months ended September 30, 2026 and 2025, respectively. On October 20, 2026, the Company repaid the loan in full.

13.Related Party Notes Receivable

On March 13, 2026, the Company entered into a credit agreement as lender with HzO, Inc. (“HzO” or the “Borrower”) pursuant to which the Company agreed to lend the Borrower $2,000 (the “Note”). The Borrower is considered a related party due to their participation as an investor in the Company’s Series D financing. The Note bears interest at 6.00% per annum (computed on a 365-day year), with interest payable monthly beginning one month after issuance and due on the 15th day of each month (or the next business day if the15th is not a business day). The principal balance is payable in full at maturity on March 12, 2028. The Borrower may prepay the Note, in whole or in part, at any time without penalty, with prepayments applied first to accrued interest and then to principal. The Note is unsecured and, in the event of default, the outstanding principal balance bears interest at 12% per annum (or the maximum rate permitted by law, if lower), and late payments may be subject to a 5% fee if not received within 10 days of the due date. The agreement is governed by the laws of the State of Delaware.

The Note was issued in connection with Borrower’s participation in the Company’s Series D equity financing, pursuant to which Borrower committed to invest $15,000, consisting of $13,000 in cash and $2,000 funded through the Note.

The Company evaluated the accounting for the Note in accordance with ASC 505-10, SEC Staff Accounting Bulletin Topic 4.E, and ASC 850. Given that the Note was issued by an investor in satisfaction of a portion of its equity commitment and is not independent of the equity financing, the Company determined that the Note represents a subscription receivable from an investor. Accordingly, consistent with SAB Topic 4.E, the $2,000 has been recorded as a reduction of equity (additional paid-in capital) rather than as a notes receivable on the balance sheet.

As the Note is not recognized as a financial asset, the Company did not record an allowance for expected credit losses under ASC 326.

In August 2026, the Company amended its existing credit agreement with HzO to increase the total principal amount available under the agreement from $2,000 to $3,000. The Company advanced the additional $1,000 to HzO for working capital purposes. The advance bears interest at 6.0% per annum, calculated on a 365-day year, with interest payable monthly. Although the Note and the advance are governed by the same credit agreement, they are accounted for differently based on the purpose of the funds. The Note, which funded a portion of the Borrower’s Series D investment, is presented as a reduction from equity as described above, while the advance, which funded the Borrower’s working capital, is recognized as an asset. Accordingly, the $1,000 advance is presented as notes receivable within the current assets in the unaudited condensed consolidated balance sheet as of September 30, 2026,

For the three and nine months ended September 30, 2026, the Company recognized interest income of approximately $39 and $75, respectively, within interest income in the unaudited condensed consolidated statements of operations. As of September 30, 2026, the Company had accrued interest receivable of approximately $7, included in prepaid expenses and other current assets in the unaudited condensed consolidated balance sheet.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The Company evaluated the note receivable for expected credit losses in accordance with the applicable U.S. GAAP credit loss guidance. Based on the Company’s assessment of the borrower’s creditworthiness and other relevant information available as of September 30, 2026, the Company concluded that an allowance for credit losses was not necessary. Accordingly, no allowance for credit losses was recorded as of September 30, 2026.

On November 4, 2026, Pubco completed its acquisition of HzO (see Note 20). Pursuant to the HzO Merger Agreement, the outstanding loans under the credit agreement, comprising the Note ($2,000) and the advance ($1,000), were settled through a reduction of the consideration payable to the HzO stockholders.

14.Derivative Financial Instruments

The Company evaluates its convertible instruments, options, warrants, and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC 815. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the unaudited condensed consolidated statements of operations as interest income (expense), and reported within the adjustments to reconcile net loss from operating activities as change in fair value of derivative liability within the unaudited condensed consolidated statements of cash flows. Upon conversion or exercise of the Company’s warrant derivative instruments, they are marked to fair value at the conversion date, and their fair value is reclassified to preferred stock. After the closing of the Forge Nano de-SPAC, the conversion fair value of Company warrants will be reclassified to common stock. If equity instruments that are initially classified as equity become subject to reclassification as liabilities under ASC 815, they are measured using the fair value of the instrument as of the reclassification date.

Warrants

In 2023, as part of the loan agreement between OIC and the Company (see Note 12), the Company issued warrants to OIC to purchase common stock, of which 65,430 were issued at an exercise price of $0.01 per share, and 261,722 were issued at an exercise price of $76.42 per share. The warrants may be exercised during the period commencing on the repayment date and ending 30 calendar days following the repayment date. The repayment date is the earlier of (i) the date on which the loan is repaid or (ii) the earlier to occur of (a) November 5, 2025 and (b) the date upon which the entire outstanding principal amount of the loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with the loan agreement. The number of shares available for purchase by each OIC fund is calculated by dividing $5,000 by the common stock price and then multiplying each OIC fund’s respective percentage. The common stock price is the Series C original issue price. The liability is recorded at fair value at inception and recorded as debt discount at the grant date. The warrants were not exercisable prior to the repayment of the OIC loan on October 20, 2026 (see Note 12). As a result of the repayment, the exercise period ends on November 21, 2026. The fair value is revalued at each reporting date on a recurring basis. On March 31, 2025 OIC leveraged $2,000 of its outstanding note to exercise 26,172 of its warrants to purchase Series D shares at the Series C exercise price.

	Warrant Shares
	September 30,	December 31,
	2026	2025
Beginning balance	300,980	327,152
Granted	—	—
Exercised	—	(26,172)
Expired	—	—
Ending balance	300,980	300,980

In addition to the OIC warrants, as of September 30, 2026 and December 31, 2025, the Company had 14,802 and 12,147 warrants outstanding, respectively, which are equity classified.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

As of September 30, 2026 and December 31, 2025 the fair value of derivatives was as follows:

	September 30,	December 31,
	2026	2025
Derivatives not designated as hedging instruments:
Warrants issued in conjunction with the 2023 issuances of Series C preferred stock and long-term debt	14,917	5,624
Total derivatives not designated as hedging instruments	$14,917	$5,624

The Company values warrants at fair value using a weighted Black-Scholes calculation. The following inputs and assumptions were used to value the warrants as of September 30, 2026 and December 31, 2025:

	Warrants
	September 30,	December 31,
	2026	2025
Expected volatility	50.00%	50.00%
Risk-free rate	5.29%	4.17%
Expiration date	November 21, 2026	June 4, 2026
Term (in years)	0.14	0.68

For the three and nine months ended September 30, 2026 and 2025, the amounts of gain or loss recognized attributable to derivative instruments and their corresponding locations in the unaudited condensed statements of operations are as follows:

	Amount of Loss (Gain) Recognized in		Amount of Loss (Gain) Recognized in
	Earnings for Three months ended on		Earnings for Nine months ended on		Reported in
	September 30,	September 30,	September 30,	September 30,	Statement of
	2026	2025	2026	2025	Operations
Change in fair market value	(48)	(66)	9,293	(711)	Interest expense

15.Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures (ASC 820), the Company measures and accounts for certain assets and liabilities at fair value on a recurring basis. ASC 820 provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar liabilities in active markets and other inputs, such as interest rates and yield curves, that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the liability.

The Company used Level 3 inputs to value its liabilities measured at fair value on a recurring basis as of September 30, 2026 and December 31, 2025, as Level 1 and Level 2 inputs were not available. These liabilities consisted of warrants, derivatives, and contingent consideration See Note 14 for details of the method and inputs used to measure fair value of the derivative liabilities and Note 5 for the contractual terms and fair value measurement of the contingent consideration liability as of September 30, 2026 and December 31, 2025.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each liability.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The following tables present information about the Company’s liabilities measured at fair value on a recurring basis as of September 30, 2026 and December 31, 2025 and the valuation techniques used by the Company to determine those fair values:

	Liabilities Measured at Fair Value on a Recurring Basis at
	September 30, 2026
	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	September 30,
	(Level 1)	(Level 2)	(Level 3)	2026
Liabilities
Warrants (Note 14)	$—	$—	$14,917	$14,917
Contingent consideration (Note 5)	—	—	2,769	2,769
Total liabilities	$—	$—	$17,686	$17,686

	Liabilities Measured at Fair Value on a Recurring Basis at
	December 31, 2025
	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2025
Liabilities
Warrants (Note 14)	$—	$—	$5,624	$5,624
Contingent consideration (Note 5)	—	—	1,811	1,811
Total Liabilities	$—	$—	$7,435	$7,435

Changes in Level 3 derivative liabilities, including conversion features embedded in convertible debt and warrants, measured at fair value on a recurring basis as of September 30, 2026 and December 31, 2025 are as follows:

	Warrant and Derivative
	Liability
	September 30,	December 31,
	2026	2025
Balance	$5,624	$6,657
Purchases, issuances, sales, and settlements:
Derivative - conversion feature embedded in convertible debt	—	(393)
Warrants exercised	—	(104)
Unrealized losses (gains) included in earnings related to investments still held as of reporting date	9,293	(536)
Balance	$14,917	$5,624

Unrealized gains and losses are reported as interest expense in the unaudited condensed consolidated statements of operations.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as a Level 3 liability. As a result, the unrealized gains and losses for this liability presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Changes in Level 3 contingent consideration liability, measured at fair value on a recurring basis as of September 30, 2026 and December 31, 2025 are as follows:

	Contingent Consideration
	Liability
	September 30,	December 31,
	2026	2025
Balance	$1,811	$1,413
Changes in fair value recognized in earnings	958	748
Payments and settlements	—	(350)
Balance	$2,769	$1,811

Changes in the fair value of the contingent consideration liability are recognized in Interest expense, change in fair value, and amortization of debt discount in the unaudited condensed consolidated statements of operations. There were no transfers into or out of Level 3 during the periods presented.

16.Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Fair value accounting standards exclude certain financial instruments and all non financial instruments from their disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, unbilled accounts receivable, deposits, notes receivables, accounts payable, credit card payable, deferred revenue, debt, warrant liabilities, and, for the prior period, convertible debt and an embedded derivative liability.

The Company’s financial assets include cash and cash equivalents, current and noncurrent restricted cash, accounts receivable, unbilled accounts receivable, notes receivables and noncurrent deposits. The Company’s financial liabilities include accounts payable, credit card payable, deferred revenue, current and noncurrent portions of debt, noncurrent warrant liabilities and, for prior periods, current and noncurrent portions of convertible debt and the associated derivative liability related to the embedded conversion feature.

For all instruments outstanding as of September 30, 2026 and December 31, 2025, the Company concluded that the estimated fair value of its financial assets and financial liabilities approximated their respective carrying amounts.

17.Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date ordinary income or loss, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the nine months ended September 30, 2026, and September 30, 2025 is zero and differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax loss primarily due to the change in valuation allowance.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, and permanent differences. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The deferred tax assets are comprised primarily of net operating loss carry forwards. As of September 30, 2026 and September 30, 2025, the deferred tax assets continue to be subject to a full valuation allowance. The company maintains the valuation allowance based on the analysis of its cumulative loss position.

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (“OBBBA”). The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. ASC 740, “Income Taxes”, requires the effects of changes in tax rates and laws on deferred tax balances to be recognized in the period in which the legislation is enacted. The Company has completed its initial assessment of the OBBBA corporate tax provisions which were enacted on July 4, 2025 and concluded that there would be no impact to its effective tax rate.

18.Earnings (Loss) Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share adjusts basic earnings per share for the potentially dilutive impact of stock options. As the Company has reported a loss for the nine months ended September 30, 2026 and 2025, potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The following table sets forth the computation of basic and diluted loss per share for the three and nine months ended September 30, 2026 and 2025:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Numerator:
Net Loss	$(11,954)	$(11,747)	$(44,504)	$(33,669)
Denominator:
Weighted average common shares outstanding	1,701,536	1,546,401	1,597,987	1,543,975
Denominator for basic and diluted loss per share	1,701,536	1,546,401	1,597,987	1,543,975
Basic and diluted loss per share	$(7.03)	$(7.60)	$(27.85)	$(21.81)

Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive.

Per ASC 260, shares issuable for little to no consideration (“Penny Warrants”) should be included in the number of outstanding shares used for Basic EPS. As of September 30, 2026 and 2025,  the Company included 65,430 warrants in the denominator of Basic EPS since the exercise price was $ 0.01 per share thus are considered Penny Warrants.

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Warrants	250,352	483,247	250,352	483,247
Restricted shares	1,547	7,733	1,547	7,733
Options	536,273	458,975	544,773	458,975
	788,172	949,955	796,672	949,955

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

19.Segment Reporting

The Company’s CODM has been identified as the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has identified the Company’s reportable segments as:

●	Tool Manufacturing & Related Services - Production of industrial tools and provision of maintenance services.
●	Coating Services - Application of specialized coatings for industrial components.
●	Battery Manufacturing - Manufacture of advanced batteries for automotive and energy storage applications.

Segment profit or loss is measured as gross profit (loss), which is defined as revenue less cost of sales. This is the primary measure reviewed by the CODM to evaluate segment performance. Segment measures exclude interest, income taxes, and other non-operating or nonrecurring items. Operating expenses, including general and administrative and research and development expenses, are managed on a consolidated basis and are not allocated to segments.

For financial reporting purposes, the Company presents disaggregated financial information for three reportable segments based on the nature of its products and services:

●	Tool Manufacturing & Related Services
●	Coating Services
●	Battery Manufacturing

Revenue by reportable segment is based on the nature of the Company’s products and services. Tool Manufacturing & Related Services revenue primarily relates to the sale of ALD equipment and related maintenance services. Coating Services revenue relates to project-based coating applications. Battery Manufacturing revenue relates to the production and sale of advanced battery products.

Segment Identification

These segments represent components of the business that meet the definition of operating segments under ASC 280-10-50-1, as discrete financial information is available and regularly reviewed by the CODM.

Performance Measure

Segment profit (loss) is measured as gross profit (loss), which is defined as segment revenue less cost of sales.This is the sole measure provided to the CODM to evaluate trends, segment performance and margin characteristics across product and service offerings.

Segment Assets

Although asset information by segment is available, it is not regularly provided to or reviewed by the CODM for purposes of assessing performance or allocating resources.

Significant Segment Expenses

The CODM regularly reviews cost of sales at the segment level, which represents the only significant segment expense disclosed.

No other expense categories (including general and administrative expenses, research and development, or other operating expenses) are provided to or regularly reviewed by the CODM at the segment level.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Segment performance is therefore evaluated based on gross profit (loss), and operating expenses are managed and evaluated on a consolidated basis.

Corporate and other unallocated amounts included in the reconciliation consist primarily of general and administrative expenses, research and development expenses, and other operating expenses that are not allocated to the reportable segments, as well as interest income, interest expense, and income taxes.

Revenues by geographic region consisted of the following for the three and nine months ended September 30, 2026 and 2025:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
US	$1,449	$1,508	$3,149	$4,080
Canada	182	2	498	21
EMEA	327	228	688	482
APAC	8	267	1,732	744
Total	$1,966	$2,005	$6,067	$5,327

Revenues by reportable segment consisted of the following for the three and nine months ended September 30, 2026 and 2025:

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Tool manufacturing & related services	$1,044	$944	$4,180	$3,107
Coating services	358	296	972	1,067
Battery manufacturing	564	765	915	1,153
Total	$1,966	$2,005	$6,067	$5,327

Segment revenue, cost of sales, and gross (loss) profit are as follows:

	Three months ended September 30, 2026				Three months ended September 30, 2025
	Tool				Tool
	Manufacturing				Manufacturing
	& Related	Coating	Battery		& Related	Coating	Battery
	Services	Services	Manufacturing	Total	Services	Services	Manufacturing	Total
Total revenue	$1,044	$358	$564	$1,966	$944	$296	$765	$2,005
Cost of sales	(2,294)	(1,255)	(355)	(3,904)	(1,255)	(957)	(879)	(3,091)
Gross (loss) profit	$(1,250)	$(897)	$209	$(1,938)	$(311)	$(661)	$(114)	$(1,086)

	Nine months ended September 30, 2026				Nine months ended September 30, 2025
	Tool				Tool
	Manufacturing				Manufacturing
	& Related	Coating	Battery		& Related	Coating	Battery
	Services	Services	Manufacturing	Total	Services	Services	Manufacturing	Total
Total revenue	$4,180	$972	$915	$6,067	$3,107	$1,067	$1,153	$5,327
Cost of sales	(6,688)	(3,921)	(494)	(11,103)	(3,699)	(2,838)	(1,040)	(7,577)
Gross (loss) profit	$(2,508)	$(2,949)	$421	$(5,036)	$(592)	$(1,771)	$113	$(2,250)

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The following table presents a reconciliation of segment results to consolidated results for the three and nine months ended September 30, 2026 and 2025.

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Segment gross profit	$(1,938)	$(1,086)	$(5,036)	$(2,250)
General and administrative	11,028	12,438	31,582	30,409
Operating loss	(12,966)	(13,524)	(36,618)	(32,659)
Interest income	181	198	401	548
Grant income	896	2,735	2,715	6,153
Other income	138	695	208	703
Interest expense, change in fair value, and amortization of debt discount	(194)	(1,973)	(11,182)	(8,385)
Other expense	(9)	122	(28)	(29)
Nonoperating Income (Expense)	1,012	1,777	(7,886)	(1,010)
Net loss	$(11,954)	$(11,747)	$(44,504)	$(33,669)

20.Subsequent Events

Management concluded that no subsequent events requiring recognition or additional disclosure in the unaudited condensed consolidated financial statements occurred, other than as disclosed below or elsewhere within these notes.

Business Combination

On October 22, 2026, the Company completed the Business Combination (see Note 2). Pubco is the parent of Merger Sub II, the surviving company in the Second Company Merger. Pubco’s common stock and warrants began trading on Nasdaq on October 22, 2026.

In connection with the consummation of the Business Combination, Pubco:

(1)	issued an aggregate of 128,655,585 shares of its common stock, par value $0.0001 per share (the “Pubco Common Stock”), consisting of:
●	7,370,932 shares of Pubco Common Stock issued to the holders of ATII ordinary shares (after giving effect to the redemptions);
●	116,015,828 shares of Pubco Common Stock issued to the former stockholders of the Company;
●	5,268,825 shares of Pubco Common Stock issued in connection with the PIPE Financing;
(2)	issued 90,000,000 shares of Pubco Common Stock to the escrow agent;
(3)	issued 11,919,995 warrants in exchange for ATII warrants;
(4)	issued warrants exercisable for up to 15,000,000 shares of Pubco Common Stock at $10.00 per share and Pre-Funded Warrants exercisable for up to 7,031,175 shares of Pubco Common Stock at $0.0001 per share in the PIPE Financing;
(5)	issued or assumed options and warrants of the Company that collectively are exercisable for 15,954,561 shares of Pubco Common Stock; and
(6)	granted an aggregate of 8,744,864 Performance Stock Units (“PSUs”) which will vest as follows: (i) one third of the PSUs will vest if the VWAP of the Pubco Common Stock equals or exceeds $15.00 per share over any 30-trading day period or the revenue of Pubco for the preceding twelve months equals or exceeds $400,000,000, (ii) one third of the PSUs will vest if the VWAP of the Pubco Common Stock equals or exceeds $20.00 per share over any 30-trading day period or the revenue of Pubco for the preceding twelve months equals or exceeds $600,000,000 and (iii) one third of the PSUs will vest if the VWAP of the Pubco Common Stock equals or exceeds $25.00 per share over any 30-trading day period or the revenue of Pubco for the preceding twelve months equals or exceeds $800,000,000.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

PIPE Financing

In connection with the Business Combination, Pubco entered into subscription agreements with aggregate gross proceeds of $123,000, which were received in October 2026 in connection with the closing of the Business Combination (the “PIPE Financing”).

Repayment of OIC Loan and Exercise of Warrants

On October 20, 2026, the Company repaid the OIC loan in full with a payment of $10,546 (see Note 12). The warrants issued to OIC in connection with the loan are exercisable only during the 30 calendar days following repayment date. As a result of the October 20, 2026 repayment, the exercise period ends on November 21, 2026 (See Note 14).

In connection with the closing of the Business Combination, OIC exercised all of their outstanding warrants of the Company in exchange for shares of common, which were converted into shares of Pubco Common Stock and are included in the 116,015,828 shares of Pubco Common Stock issued to former stockholders of the Company, as described above.

Acquisition of HzO, Inc.

On November 4, 2026, Pubco completed the acquisition of HzO, Inc. (the “HzO Acquisition”). In connection with the HzO Acquisition, Pubco issued 5,772,645 shares of Pubco Common Stock with an additional 1,533,795 shares of Pubco Common Stock to be held back for twelve months to secure post closing adjustment and indemnification obligations (the “Holdback Shares”). Of the shares issued in connection with the HzO Acquisition, 2,168,979 shares were issued in exchange for the shares of Pubco Common Stock held by HzO prior to completion of the HzO Acquisition. Upon completion of the HzO Acquisition assuming the full issuance of the Holdback Shares, HzO stockholders would own 7,306,440 shares of Pubco Common Stock.